EXHIBIT 99.1

[ROYAL FINANCIAL, INC. LOGO]

FOR IMMEDIATE RELEASE
Contact: Mr. Donald A. Moll
Telephone: (773) 382-2110
E-mail: dmoll@royal-bank.us

ROYAL FINANCIAL, INC. ANNOUNCES COMPLETION OF STOCK REPURCHASE
PROGRAM AND APPROVAL OF NEW REPURCHASE PROGRAM

Chicago, IL, September 20, 2006 — Royal Financial, Inc. (OTC Bulletin Board: RYFL.OB) (the “Company”), the holding company of Royal Savings Bank, today announced that its Board of Directors has approved the adoption of a new stock repurchase program pursuant to which the Company may repurchase up to an additional 5% of its currently outstanding shares of common stock. The Company currently has 2,512,750 shares outstanding. The shares may be purchased from time to time in the open market or in privately negotiated transactions as market conditions warrant. Shares repurchased will be available for issuance under the Company’s stock option plan and management recognition and retention plan, and for other general corporate purposes.

The Company’s Board of Directors had previously approved a stock repurchase program to purchase up to 5% of the Company’s common stock, which was complete on June 23, 2006. The Company purchased a total of 132,250 shares pursuant to this program.

Initially chartered in 1887, Royal Savings Bank offers a range of checking and savings products, a full line of home and personal loans and commercial lending solutions. Royal Savings Bank operates two branches in southern Chicago, two branches in the south suburbs of Chicago, and one branch in Northwest Indiana.